Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-164039 and 333-161344 ) on Form S-1 and in registration statements (Nos. 333-292061, 333-268665, 333-228598, 333-214311, 333-213484, 333-202737, 333-191922, 333-188718, 333-178532, 333-178073, 333-178072, 333-144109, 333-137329, 333-132310, 333-124065, and 333-113065) on Form S-3 and in registration statements (Nos. 333-295670, 333-277477, 333-270779, 333-261847, 333-256255, 333-238616, 333-230621, 333-223836, 333-210117, 333-202741, 333-198920, and 333-194596) on Form S-8 of our reports dated November 12, 2026, with respect to the consolidated financial statements of Arrowhead Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Diego, California

November 12, 2026